EXHIBIT 99.1

Team Industrial Services and Furmanite to Combine to Create Premier Global Industrial Services Company

Creates Balanced Portfolio of NDT Inspection/Assessment Services and Specialty Mechanical Services

 Combined Company to Have Enhanced Global Scale with Strong Presence in North America

Establishes 220 Locations in 22 Countries on Six Continents

 Approximately $20-$25 Million in Expected Annual Synergies Within Two Years of Closing

Expected to be Accretive to Adjusted Earnings per Share in First Full Fiscal Year Following Close; Expected to Add $0.25-$0.30 per Share by 2017

Team Conference Call Scheduled for November 2, 2015 at 9:00 am EST to Discuss Transaction

SUGAR LAND, Texas and HOUSTON, Nov. 2, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) ("Team") and Furmanite Corporation (NYSE:FRM) ("Furmanite") today announced that the Boards of Directors of both companies have unanimously approved a definitive merger agreement under which Team will acquire all of the outstanding shares of Furmanite in a stock-for-stock transaction valued at approximately $335 million, including the assumption of debt, which is intended to be tax-free to Furmanite stockholders for U.S. federal income tax purposes. The transaction is subject to the receipt of customary regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The transaction is also subject to the required approval of both Furmanite's and Team's stockholders. Subject to the satisfaction of closing conditions and receipt of required approvals, the companies expect to complete the combination in the first calendar quarter of 2016.

Under the terms of the proposed merger, Furmanite stockholders will receive 0.215 shares of Team common stock for each share of Furmanite common stock they own, representing an 8% premium to Furmanite's stock price based on the closing prices of Team and Furmanite's shares on October 30, 2015, the last trading day prior to announcement of the transaction, and an implied value of $7.53 per Furmanite share. The implied $7.53 per share value represents a 15% premium to the average Furmanite closing stock price over last 60 days prior to announcement.

The combined company expects to realize an estimated $20-$25 million in annual cost synergies within two years of closing. Synergies are primarily associated with the elimination of duplicative public company costs and back-office support functions. Team expects the transaction will be accretive to adjusted earnings per share in the first full fiscal year following the close of the transaction. By calendar year 2017, Team expects the transaction, including synergies, to contribute approximately $0.25-$0.30 to earnings per share. Before synergies, Team expects the transaction to contribute approximately $400 million in annual revenue and $38 million in annual adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization plus non-cash stock based compensation expense).

The combined company will be a premier NDT inspection and specialty mechanical services company with a strong presence in North America, and will comprise more than 8,300 employees and 220 locations in 22 countries. The combination will approximately double the size of Team's mechanical services capabilities and establish a deeper, broader talent and resource pool that better supports customers across standard and specialty mechanical services. In addition, the capability and capacity of the combined entity will offer an enhanced single-point of accountability and flexibility in addressing some of the most critical needs of clients; whether as individual services or as part of an integrated specialty industrial services solution.

Ted W. Owen, Team's President and Chief Executive Officer, said, "We are pleased to announce the exciting merger of Team and Furmanite, bringing together two highly complementary organizations. Through this transaction, Team will gain critical scale in our Mechanical Services Business Unit that rivals the successful NDT business we have established with the recent QualSpec acquisition that is part of our Inspection and Heat Treating Business Unit, making Team the world's premier service provider with significant breadth and scope of operations. We expect the combination of Team and Furmanite to drive sustainable, long-term growth and value for stockholders that is greater than either company could achieve on its own."

Mr. Owen added, "The combined company will have a larger presence across our existing core geographies and greater access to additional market opportunities around the globe, including Europe and Asia Pacific. Both Team and Furmanite have a reputation for dedicated employees focused on the highest levels of customer service, professionalism and support, and importantly, this transaction will unite the most talented employees in the industry to create a premier global workforce. We will reach across both organizations to create an enhanced company that draws from each other's best practices to create superior options for our customers and additional opportunities for employees from both businesses."

In connection with the merger, Furmanite announced that Joseph E. Milliron is retiring from his position as President and Chief Executive Officer of Furmanite, effective immediately. Mr. Milliron will continue as a member of the Furmanite Board of Directors. Jeffery G. Davis, Furmanite's interim Executive Chairman of the Board, will assume additional responsibilities as interim President and Chief Executive Officer of Furmanite.

Mr. Milliron said, "I believe the merger of Furmanite and Team represents a compelling opportunity to advance our stockholders' objectives while capitalizing on the strengths of both companies. We have known and respected Team for a long time. Together, Team and Furmanite will have enhanced scale and resources to drive growth, establish more stability in cyclical markets and create a more robust suite of services to meet the needs of all our customers. We are seeing more and more customers look to us to provide a broader range of services, offered to them on a consistent basis across all of their facilities around the world. In addition, both Furmanite and Team recognize that our employees are the key to our success, and we anticipate this combination will create new and exciting opportunities for them around the world."

Mr. Davis said, "After a comprehensive evaluation of strategic alternatives, the Furmanite Board of Directors concluded that a merger with Team is in the best interests of Furmanite stockholders. This value-maximizing transaction will allow our stockholders the opportunity to participate in the significant expected upside driven by the compelling strategic and financial benefits of the combination. I want to thank Joe Milliron for his leadership in many executive roles at Furmanite, including most recently, as President and CEO."

Combined Company Board, Management and Headquarters

Ted Owen will continue as Chief Executive Officer of the combined company, and Team will expand its Board of Directors to include Mr. Davis at closing. Team will continue to maintain its headquarters in Sugar Land, Texas, near Houston.

The combined Team-Furmanite Mechanical Services Business Unit will be led by Jeff Ott, who will continue to also serve as President of Team's Quest Integrity Group, which he has led since before Team's acquisition of Quest in 2010. Mr. Ott began his career as an engineer in the Operations Analysis group at Rockwell International's North American Aircraft. He holds a B.S. in Engineering and Operations Research from Southern Methodist University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Advisors

Financial advisors and consultants for Team in the transaction are Robert W. Baird & Co. Incorporated and Anthony Riker LLC, respectively, and Locke Lord LLP serves as Team's legal counsel. Lazard Frères & Co. is acting as financial advisor to Furmanite and Wachtell, Lipton Rosen & Katz is acting as legal counsel.

Conference Call and Webcast

Team has scheduled a conference call to discuss the Furmanite merger today, November 2, 2015, at 9 am Eastern Standard Time (8 am Central). The call will be broadcast over the web and can be accessed on Team's website, www.Teaminc.com. Individuals wishing to participate in the conference call by phone can call 877-730-9522 and use confirmation code 71563350 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

About Furmanite Corporation

Furmanite Corporation (NYSE:FRM), founded in 1920, is one of the world's largest specialty industrial services companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection and mechanical services which help monitor, maintain and renew the global energy, industrial and municipal infrastructures. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "projects," "creates" or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Team's and Furmanite's management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control.

These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties which could cause Team's, Furmanite's or the combined company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

These factors, assumptions, risks and uncertainties include, but are not limited to: (1) Team's or Furmanite's stockholders may fail to approve the transaction, on the expected timeline or at all; (2) conditions to the closing of the merger may not be satisfied, on the expected timeline or at all; (3) the transaction may involve unexpected costs, liabilities or delays; (4) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (5) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (6) the businesses of Team and Furmanite may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; (7) the expected growth opportunities, costs savings or other benefits from the transaction may not be fully realized or may take longer to realize than expected; (8) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons; (9) operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (10) reputational risks and the reaction of the companies' customers to the transaction; (11) diversion of management time on merger related issues; (12) customer acceptance of the combined company's products and services; (13) the outcome of any legal proceeding relating to the transaction; and (14) any changes in the strategy of Team, Furmanite or the anticipated strategy of the combined company. Additional factors that could cause Team's and Furmanite's results to differ materially from those described in the forward-looking statements can be found in Team's and Furmanite's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Team, Furmanite, or the proposed merger or other matters and attributable to Team, Furmanite or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Team and Furmanite do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information About the Team/Furmanite Transaction

In connection with the proposed merger, Team intends to file a registration statement on Form S-4, which will include a preliminary prospectus and related materials to register the shares of Team common stock to be issued in the merger, and Team and Furmanite intend to file a joint proxy statement/prospectus and other documents concerning the proposed merger with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TEAM, FURMANITE AND THE PROPOSED MERGER.

When available, the joint proxy statement/prospectus will be mailed to stockholders of both Team and Furmanite. Investors will also be able to obtain copies of the registration statement and the joint proxy statement/prospectus and other relevant documents (when they become available) free of charge at the SEC's website (www.sec.gov).

In addition, documents filed with the SEC by Team will be available free of charge by contacting Greg L. Boane, Senior Vice President, Chief Financial Officer & Treasurer, Team, Inc., 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, by telephone at (281) 331-6154 or by going to the Team's Investor Relations page on its corporate web site at www.Teaminc.com.

Documents filed with the SEC by Furmanite will be available free of charge from Furmanite by contacting Robert S. Muff, Chief Financial Officer and Chief Administrative Officer, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, TX 77042, by telephone at (713) 634-7777 or by going to the Furmanite's Investors page on its corporate web site at www.furmanite.com.

The content of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

No Offer or Solicitation

This document is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Participants in the Solicitation

Team, Furmanite and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Team and Furmanite in connection with the proposed merger.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Team and Furmanite security holders in connection with the proposed merger will be set forth in the registration statement and the joint proxy statement/prospectus when filed with the SEC.

Information about the directors and executive officers of Team is included in the proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on August 21, 2015. Information about the directors and executive officers of Furmanite is included in the proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on June 11, 2015. Copies of the foregoing documents may be obtained as provided above.

Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

CONTACT: TEAM, INC.
         13131 Dairy Ashford, Suite 600
         Sugar Land, TX 77478

         Team, Inc. Contact: Greg L. Boane
         (281) 388-5541

         FURMANITE CORPORATION
         10370 Richmond Avenue, Suite 600
         Houston, TX 77042

         Furmanite Corporation Contact:
         Investor Relations / investor@furmanite.com
         (713) 634-7775